Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 16, 2006 (except Note 14, as to which the date is January   , 2007), in the Registration Statement on Form S-1 and related Prospectus of Stewart & Stevenson Inc. for the registration of shares of its common stock.

Houston, Texas

The foregoing consent is in the form that will be signed upon the completion of the Corporate Conversion and the restatement of capital accounts described in Note 14 to the financial statements.

/s/  Ernst & Young LLP

Houston, Texas
November 16, 2006